             Exhibit 10.16

ORACLE CORPORATION

2020 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

FOR U.S. EMPLOYEES

1.Grant.  Oracle Corporation (the “Company”) has granted to the participant (“Participant”) named above the number of restricted stock units (“RSUs”) set forth above (the “Award”) under the Company’s 2020 Equity Incentive Plan (the “Plan”).  This Award is subject to the terms and conditions set forth below in this Restricted Stock Unit Award Agreement (the “Award Agreement”), the Plan and the Oracle Corporation Equity Award Transfer and Leave Policy (the “Policy”).  In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan shall govern.  All capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

2.Company’s Obligation to Pay.  Each RSU represents the right to receive a share of Common Stock (a “Share”) on the date the RSU vests.  Unless and until the RSUs have vested in accordance with Section 3, Participant will have no right to settlement of any such RSUs.  Prior to the actual settlement of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.Vesting Schedule.  Subject to the terms of the Plan, this Award Agreement and the Policy, the RSUs subject to this Award shall vest in accordance with the schedule specified above.

4.Settlement of the Award.  This Award will be settled on the date(s) the RSUs vest under Section 3 above or under the Plan, or as soon thereafter as administratively practicable, but in any event within a period of two and one-half (2½) months following the applicable vesting date.  At the time of settlement, Participant will receive one whole Share for each vested RSU, less any Shares withheld or sold to satisfy Tax-Related Items (as defined in Section 10 below).  The Company may, at its sole discretion, substitute an equivalent amount of cash if the distribution of Shares is not reasonably practicable due to the requirements under applicable laws, in which case, the amount of cash will be determined on the basis of the Fair Market Value of the Common Stock on the applicable vesting date.

5.No Stockholder Rights.  Participant shall have no rights as a stockholder of the Company unless and until the RSUs are settled by issuing Shares to Participant.  The RSUs underlying this Award do not carry voting rights or rights to cash dividends.  No adjustments will be made for dividends or other rights of a stockholder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such Shares.

6.Termination of Service.

(a)

In the event of the termination of Participant’s employment relationship with the Company or the Affiliate employing Participant (the “Employer”) (excluding a transfer to the Company or any Affiliate) for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of his or her employment agreement, if any, and other than due to Participant’s death, any RSUs that have not vested and Participant’s right to acquire any Shares hereunder will immediately terminate.  Participant’s employment relationship shall be considered to have terminated (without regard to any notice period, e.g., a period of “garden leave” or similar period pursuant to local law or as may be required by the terms of an employment agreement) and Participant to have ceased to be employed by the Company or its Affiliate, on the earliest of:

(i)

the date on which the Employer delivers to Participant notice terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Participant is transferring employment to the Company, or any Affiliate;

(ii)

the date on which Participant delivers notice to his or her Employer that Participant is terminating the employment relationship (regardless of whether the notice or termination is lawful or unlawful or is in breach of any contract of employment) unless Participant is transferring employment to the Company, or any Affiliate;

(iii)	the date on which Participant ceases to provide services to the Company, or any Affiliate, as appropriate, except where Participant is on an authorized leave of absence; or

(iv)

the date on which Participant ceases to be considered an “employee” under applicable laws (such termination, a "Termination" and such termination date, the "Termination Date," in each case as further defined in the Plan).

(b)

In the event of the termination of Participant’s employment relationship with the Employer due to Participant’s death, the RSUs shall vest to the extent (and only to the extent) that they would have vested on the first vesting date occurring after such death pursuant to the vesting schedule referred to in Section 3. Amounts due in settlement of the vested RSUs will be delivered to Participant’s legal representative in accordance with Section 4 (or within such longer period following vesting as may be permitted under Section 409A of the Code) and provided such person provides proof, to the Company’s satisfaction, of his or her entitlement to receive such amounts.

7.Compliance with Laws and Regulations.  The Award and the issuance and transfer of Shares thereunder shall be subject to compliance by the Company and Participant with all applicable requirements of federal, state, local or foreign securities, exchange control and other laws and with all applicable requirements of any stock exchange or national market system on which the Common Stock may be listed at the time of such issuance or transfer.

8.Transferability of Award.  This Award may not be transferred in any manner other than (a) by will, (b) by the laws of descent and distribution, or (c) if applicable, by proof to the Company’s satisfaction, in the event of Participant’s death, that the beneficiary is entitled to receive the Award.

9.Tax Consequences.  The general U.S. federal income tax consequences of the grant, vesting, settlement and transfer of the Award, as well as upon disposition of any Shares issued at settlement of this Award, are set forth in the Plan prospectus made available at the Company’s website at:

https://my.oracle.com/site/hr/benefits/Equity_Awards/index.html.

If Participant is subject to tax in any other country besides the U.S., the tax treatment in the other country may differ from that reflected in the Plan prospectus. A description of the tax consequences related to the Award in various jurisdictions outside the U.S. is set forth in the applicable supplement to the Plan prospectus made available at the Company’s website referenced above.

10.Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or the Employer, the ultimate liability for all income tax (including U.S. federal, state, local and foreign tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant or deemed by the Company in its discretion to be an appropriate charge to Participant even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the

Employer.  Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award or the underlying Shares, including, but not limited to, the grant, vesting or settlement of this Award, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of this Award to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result.  Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items.  In this regard, if Participant is not an Insider, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations or rights with regard to all Tax-Related Items by one or a combination of the following:

(i)	withholding from Participant’s wages or other cash compensation payable to Participant by the Company and/or the Employer;
(ii)

withholding from proceeds of the sale of Shares acquired upon settlement of this Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);

(iii)	withholding in Shares issuable upon settlement of this Award; and/or
(iv)	any other method determined by the Company and permitted under applicable law;

provided, however, that if Participant is an Insider, the Company will satisfy the obligations with regard to all Tax-Related Items by withholding Shares otherwise issuable upon settlement of the Award, unless the use of such withholding method is prevented by applicable laws or has adverse tax or accounting consequences, in which case Participant may: (A) elect to have the Company or the Employer withhold from Participant’s wages or other cash compensation payable to Participant by the Company and/or the Employer; or (B) elect to have the Company withhold from proceeds of the sale of Shares acquired upon settlement of the Award, either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).

The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including up to the maximum rate applicable in Participant’s jurisdiction(s). If the maximum rate is used, Participant may receive a refund of any over-withheld amount in cash from the Company or the Employer and will have no entitlement to the equivalent amount in Shares or, if not refunded, Participant may be able to seek a refund from the local tax authorities. Further, if the obligation for the Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested RSUs underlying this Award, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to deliver the Shares or the proceeds from the sale of Shares if Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

11.Nature of the Grant.  By entering into this Award Agreement and accepting the grant of this Award evidenced hereby, Participant acknowledges that:

(a)

the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time unless otherwise provided in the Plan and this Award Agreement;

(b)

the grant of this Award is exceptional, voluntary, and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted in the past;

(c)	all decisions with respect to future grants, if any, will be at the sole discretion of the Company;
(d)	this Award and Participant’s participation in the Plan shall not create a right to further employment with the Employer;
(e)

this Award and Participant’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Participant’s employment relationship at any time;

(f)	Participant’s participation in the Plan is voluntary;
(g)

this Award and the Shares subject to this Award, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits (including the 401(k) Savings and Investment Plan and the Deferred Compensation Plan) or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate;

(h)	this Award and the Shares subject to this Award, and the income from and value of same, are not intended to replace any pension rights or compensation;
(i)

unless otherwise agreed with the Company, this Award and the Shares subject to this Award, and the income from and value of same, are not granted as consideration for, or in connection with, any service Participant may provide as a director of any Affiliate;

(j)	the vesting of this Award ceases upon Participant's Termination, as described in Section 6 of this Award Agreement, except as may otherwise be explicitly provided in the Plan;
(k)

no claim or entitlement to compensation or damages shall arise from forfeiture of this Award resulting from Participant’s Termination (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any) or from the application of any clawback or recoupment policy adopted by the Company or imposed by applicable law;

(l)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty; and
(m)

unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

12.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the

Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.Data Privacy Notice.  In order to administer Participant’s participation in the Plan and for the performance of this Award Agreement, the Employer, the Company and any Affiliate may process the Participant’s Personal Information (as defined below).

Personal information of a Participant may include Participant’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, passport number, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Participant’s favor (“Personal Information”).

Personal Information will be shared with the Company’s stock plan service provider, Fidelity, or such other stock plan service provider or broker as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  Personal Information will be held during the term of this Award Agreement and as further specified in the Oracle Records Retention Policy.  Personal Information is required by the Company to enter into and perform the Award Agreement and to administer the Plan, and the Company would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards if Personal Information is not provided by Participant.

Participant is referred to Oracle’s Internal Privacy Policy, available at: https://my.oracle.com/go/internalprivacypolicy, and to Fidelity’s Privacy Policy, available at https://www.fidelity.com/privacy-policy, for additional details on the processing of its Personal Information.

14.Entire Agreement.  The Plan made available at the Company’s web site at https://my.oracle.com/site/hr/benefits/Equity_Awards/index.html is incorporated herein by reference.  This Award Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.  The Committee may amend this Award Agreement and the Plan from time to time.  Participant understands and agrees that the terms of this Award can only be amended in writing.  Participant agrees that the terms of the Plan govern this Award and that all interpretations and determinations made by the Company or the Committee with respect to the Plan and this Award Agreement shall be final and binding on all persons.

15.Governing Law and Venue.  The Award and the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in the United States, without regard to such state’s conflict of laws rules.  Unless Participant is subject to a mutual agreement to arbitrate with the Company, Participant agrees to institute any legal action or legal proceeding relating to this Award Agreement or the Plan in state court in San Mateo County, California, or in federal court in San Francisco, California, United States of America, and no other courts, where this grant is made and/or to be performed.  Participant agrees to submit to the jurisdiction of and agrees that venue is proper in the aforesaid courts in any such action or proceeding and waives, to the fullest extent permitted by law, any objection that the laying of venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in any such court is improper or that such proceedings have been brought in an inconvenient forum.

16.Electronic Delivery and Participation.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or any third party designated by the Company.

17.Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18. 409A Disclaimer.  This Award Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code.  The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction in benefits payable under the Award, as the Company determines are necessary or appropriate to ensure that this Award qualifies for exemption from, or complies with the requirements of, Section 409A of the Code or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code; provided, however, that the Company makes no representation that this Award will be exempt from, or will comply with, Section 409A of the Code, and makes no undertakings to preclude Section 409A of the Code from applying to this Award or to ensure that it complies with Section 409A of the Code.  For the avoidance of doubt, Participant hereby acknowledges and agrees that the Company will have no liability to Participant or any other party if the grant, vesting or settlement of this Award and the issuance of Shares or cash or any other transaction under this Award Agreement is not exempt from, or compliant with, Section 409A of the Code, or for any action taken by the Company with respect thereto.

19.Recoupment.  As an additional condition of receiving this Award, Participant agrees that this Award and any benefits or proceeds Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with applicable laws, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as may be reflected in a recoupment or “clawback” policy adopted by the Company.  Further, if Participant receives any amount in excess of what Participant should have received under the terms of this Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then Participant shall be required to promptly repay any such excess amount to the Company.  In addition, if at any time after the vesting of the RSUs, the Committee determines that Participant committed any act or omission that would constitute Cause while he or she was employed by the Company or an Affiliate, the Company may require Participant to repay to the Company all amounts received under this Award Agreement.

20.Country-Specific Provisions.  If Participant relocates to one of the countries included in Exhibit A to the Restricted Stock Unit Award Agreement for Non-U.S. Participants, the additional terms and conditions for such country will apply to him or her, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  As a result, Participant should review the specific terms and conditions that apply in the particular country to which he/she transfers.  These country-specific terms and conditions, along with notifications about legal requirements in certain countries, are available at the Company’s website at: https://my.oracle.com/site/hr/benefits/Equity_Awards/index.html.

21.Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.Waiver.  Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Participant or any other participant.

23.Acceptance.  By clicking on the “Accept” button, Participant accepts this Award and agrees to be bound by its terms as set forth in the Plan and this Award Agreement.  If Participant does not acknowledge acceptance of the Award within seven (7) months of the Grant Date, the Award will be cancelled.

These terms apply to grants made on or after November 4, 2020.